Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of September 14, 2009, by and between MDI, Inc., a Delaware corporation (the “Company”), and Lori Jones, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to hire Executive and Executive desires to become employed by the Company; and

WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             EMPLOYMENT TERMS AND DUTIES

1.1           Employment.  The Company, subject to Board ratification, hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2           Duties.  Executive shall serve as Chief Financial Officer and shall report directly to the Chief Executive officer (the “CEO”) or President as directed by the Board of Directors.  Executive shall have the authority, and perform the duties customarily associated with her title and office together with such additional duties of a senior executive nature and commensurate with her title as may from time to time be assigned by the Chief Executive Officer.  Executive shall devote her full working time and efforts to the performance of her duties and the furtherance of the interests of the Company and shall not be otherwise employed; however, for a period of ninety days from the effective date of this Agreement, Executive may deliver consulting services to certain entities in order to ensure a smooth transition pursuant to existing client relationships between Executive and those certain entities, provided delivery of such services shall not interfere with the performance of her duties pursuant to this Agreement.  Notwithstanding the above, Executive may serve as a director or trustee of other organizations, or engage in charitable, civic, and/or governmental activities provided that such service and activities do not prevent Executive from performing the duties required of Executive under this Agreement and further provided that Executive obtains written consent for all such activities from the Company, which consent will not be unreasonably withheld.  Executive may engage in personal activities, including, without limitation, personal investments, provided that such activities do not interfere with Executive’s performance of duties hereunder and/or the provisions of Executive’s written agreements with the Company.

1.3           Term.  The Term shall commence on September 14, 2009 (the “Start Date”) and, unless earlier terminated pursuant to the Agreement, shall continue until the date that is one (1) year following the Start Date (the “Initial Term”).  The Term shall be automatically extended at the end of the Initial Term or any Renewal Term (as defined below) for an additional term of one (1) year (a “Renewal Term”), unless either the Company or Executive provides notice to the other party at least thirty (30) days prior to the termination date of the Initial Term or the applicable Renewal Term of such party’s desire not to extend the Term. In such event of non renewal by the Company (“Termination for Non-Renewal”), the termination payment provisions under section 1.4.6 hereof shall apply in the same manner as a termination without Cause or for Good Reason.

1.4           Termination

1.4.1    Termination Due to Death.  Executive’s employment hereunder shall terminate immediately upon the death of Executive.

1.4.2    Termination Due to Disability.  Executive’s employment shall be terminable by the Company or Executive by not less than thirty (30) days’ written notice in the event of Executive’s Disability.  The term “Disability” shall mean any illness, disability or incapacity of Executive that prevents him from substantially performing her regular duties for the Company for a period of three (3) consecutive months or four (4) months, even though not consecutive, in any twelve (12) month period.  The determination of the existence of a Disability shall be made by a physician selected by the Company and Executive; provided that if Executive disagrees with the determination made by such physician she may, within 15 days after such determination, appoint a physician for such purpose, and such physician and a physician appointed by the Company shall jointly select a third physician (who has no prior knowledge of Executive) to make such determination.  Executive hereby agrees to cooperate with any physical examinations reasonably required by such physician(s) for the purpose of such determination.

1.4.3    Termination by the Company.  The Company may terminate the employment of Executive without Cause in accordance with Section 1.3.  The Company may terminate the employment of the Executive for Cause, provided that the Company, as applicable, shall notify Executive in writing setting forth in reasonable detail the basis for the proposed termination and Executive shall have the opportunity to be heard by the Board of Directors (represented by counsel at Executive’s own expense) prior to her employment termination date as set forth in the Notice of Termination.  The term “Cause” shall mean (i) a breach by Executive of any of the material terms of this Agreement in each case which breach, if subject to cure, is not cured within 15 days following notice from the Company thereof, (ii) the commission of any act of fraud, embezzlement or dishonesty by the Executive which was intended to result in substantial gain or personal enrichment of the Executive at the expense of the Company, (iii) any unauthorized use or disclosure by the Executive of confidential information or trade secrets of the Company (or any parent or subsidiary) or any breach of the Executive’s proprietary information agreement with the Company (or any parent or subsidiary), (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, (v) any material dereliction of the Executive’s duties continuing for 15 days after notice thereof from the Company, or (vi) any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Company (or any parent or subsidiary) to discharge or dismiss the Executive in the service of the Company (or any parent or subsidiary) for any other acts or omissions in accordance with the terms hereof, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

1.4.4    Termination by the Executive.  Executive may terminate her employment at any time, for Good Reason or without Good Reason, upon a Notice of Termination.  Executive may terminate Executive’s employment for Good Reason; provided, however, that such a termination will not constitute a termination for Good Reason if the Company remedies the circumstances underlying the Good Reason determination within fifteen (15) business days following receipt of notice from Executive.  A termination for “Good Reason” shall mean (i) Executive’s voluntary resignation following (A) a change in her position with the Company which materially reduces her duties and responsibilities or the level of management to which she reports, other than changes in responsibilities resulting from the Executive’s misconduct which shall not constitute Good Reason, (B) a reduction in her level of compensation (including

Base Salary, fringe benefits and Yearly Bonus under any corporate-performance based bonus or incentive programs) by more than ten percent (10%), other than a reduction which, by resolution of the Board of Directors of the Company, is applicable to all executive officers of the Company generally for a period of no more than three (3) months, (C) a relocation of such individual’s place of employment from the San Antonio corporate office. provided and only if such change, reduction or relocation is effected by the Company without the Executive’s written consent, , or (D) a breach by the Company of any of the material terms of this Agreement including non-renewal hereof, in each case which breach is subject to cure, is not cured within fifteen (15) days following notification from the Executive.

1.4.5    Notice.  The term “Notice of Termination” shall mean at least 30 days’ written notice of termination of Executive’s employment hereunder, during which period Executive’s employment and performance of services will continue; provided, however, that the Company may, upon notice to Executive and without reducing Executive’s compensation during such period (including the vesting of any equity), excuse Executive from any or all of her duties during such period.  The effective date of the termination of Executive’s employment hereunder shall be the date on which such 30-day period expires.

1.4.6    Termination Payments.  In the event of termination of the employment of Executive, all compensation and benefits set forth in Section 1.5 of this Agreement shall terminate except as specifically provided in this Section 1.4.

(i)            Termination for Cause.  If the Board terminates Executive’s employment for Cause, the Company shall pay or provide to Executive all accrued but unpaid Base Salary or Prior Bonus earned or accrued through the date of termination and any benefits referred to in Section 1.5 below, including accrued but unused vacation (collectively, the “Accrued Obligations”).

(ii)           Effect of Termination Without Cause or for Good Reason.  In the event that Executive’s employment is terminated by the Company without Cause, or Executive resigns her employment for Good Reason, then, subject to Executive’s execution and non-revocation of a release of all claims mutually acceptable to Executive and Company in a form prepared by the Company and reasonably acceptable to Executive within ten (10) days of the termination of her employment (the “Release”), Executive shall be entitled to the following lump sum payments and employee benefits (but no others) within ten (10) days of termination:  (A) Executive’s Base Salary for six (6) months following the date of termination (or, if applicable, the date the Agreement expires without renewal for a Renewal Term); (B) a Yearly Bonus, prorated based on the number of days of Executive’s service during such fiscal year to the extent the goals established by the Committee applicable to such Bonus are attained, treating any personal performance criteria applicable to the Bonus as maximally attained (such prorated Yearly Bonus to be paid at the time that would have applied had Executive’s employment hereunder continued) (the “Pro Rata Bonus”); (C) payment in a lump sum of any accrued but unpaid Yearly Bonus for performance in the fiscal year ended prior to the termination date (any such bonus, a “Prior Bonus”); and (D) the Accrued Obligations.

(iii)          Termination Due to Death.  In the event of a termination of Executive’s employment as a result of her death, then Executive’s beneficiaries (or her estate, if there are no beneficiaries) shall not be entitled to any compensation payments or employee benefits from the Company except the Accrued Obligations, any Prior Bonus, and any Pro Rata Bonus.  The payment of such benefits to Executive’s beneficiaries shall be subject to her personal representative’s execution (and non-revocation) of the Release within ten (10) days of Executive’s death.

(iv)          Termination without Good Reason.  In the event Executive terminates her employment other than for Good Reason, then Executive shall not be entitled to any payments from the Company except the Accrued Obligations and any Prior Bonus.

1.5           Compensation and Benefits.

1.5.1    Base Salary.  In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Proprietary Information and Inventions Agreement, the Company shall pay Executive a salary at the monthly rate of twenty thousand US dollars $17,917 $USD or annually two hundred and fifteen thousand US dollars ($215,000 $USD annualized) (the “Base Salary”), less statutory deductions and withholdings, payable in cash (USD funds) accordance with the Company’s regular payroll practices, but in no event less frequently than semi-monthly.  The Company’s Board of Directors (the “Board of Directors”) will review the Base Salary at minimum annually, and after any upward (not downward) change, “Base Salary,” for purposes of this Agreement, shall mean such changed amount.

1.5.2    Yearly Bonus.  Executive shall be eligible for an annual target bonus of not less than $60,000 in each calendar year (the “Yearly Bonus”).  The Yearly Bonus shall be less statutory deductions and withholdings and payable at the times when other senior management bonuses are paid.  The Yearly Bonus shall be based on Executive’s achievement, as determined annually in the sole discretion of the Board of Directors and shall be pro-rated for partial achievement, of mutually agreed performance targets identified in writing by Executive and the Board of Directors.  The Board of Directors shall review annually the Yearly Bonus amount and make adjustments thereto; provided, however, that the target Yearly Bonus target shall not be less than $40,000.

1.5.3    Benefits Package.  In addition to the Base Salary, Executive shall be eligible to receive such employee benefits as may be in effect from time to time as are afforded to other executives of the Company or as mutually agreed by the Company and Executive, which shall include: medical insurance (including, at minimum, dental and vision insurance) for Executive, her dependents and beneficiaries, disability insurance (including long-term care), accidental death and dismemberment insurance and life insurance in accordance with the terms applicable to Executive, and at the costs applicable to Executive (subject to any normal increases or decreases applicable to other participants). The benefits provided under such insurance coverage shall be maintained at substantially comparable levels during the Term.

1.5.4    Vacation.  Executive shall be entitled to four (4) weeks’ paid vacation each year. In addition, the Executive shall be entitled to such other holidays as may be in effect from time to time as are afforded to other executives of the Company or as mutually agreed to by the Company and the Executive.

1.5.5    Business Expenses.  The Company shall, upon receipt from Executive of The Company shall, upon receipt from Executive of proper expense statements, for all authorized, ordinary and necessary out-of-pocket expenses actually and reasonably incurred by Executive in connection with the performance of her services pursuant to this Agreement hereunder in accordance with the Company’s expense reimbursement policy as in effect from time to time.

1.6           Stock Option.

1.6.1    At the first meeting of the Board of Directors after Executive’s acceptance of employment, Executive will be granted an option to purchase up to a number of shares of the Company’s common stock (the “Option”) equal to 1.25% of the Company’s issued and outstanding common stock as of the Start Date.  These option and the option shares will be subject to the provisions of the Company’s 2002 Stock Incentive Plan, as amended, a copy of which has been provided to the Executive.  The option shares initially will be unvested and will vest over three years according to the following vesting schedule: Executive shall acquire a vested interest in, and the Company’s repurchase right will accordingly lapse with respect to, the option shares over a two year period, with 10% of such option shares vesting immediately upon the Start Date and the remaining option shares vesting in a series of successive equal monthly installments upon completion of each of the next 36 months of service thereafter. The option strike price will be determined by the Board of Directors at the meeting at which Executive’s options are approved.  The Board of Directors may consider granting Executive additional options based on performance criteria to be determined by the Board of Directors in its sole discretion. Notwithstanding anything to the contrary contained herein, upon termination of Executive’s employment without Cause (including pursuant to Termination for Non-Renewal) or for Good Reason, Executive’s unvested time based options granted, if any, shall vest in full as of the date of such termination.

1.6.2    Following Executive’s termination of employment for any reason other than Cause, death or Disability, Executive shall have nine months following her termination date to exercise any vested options whether granted hereunder or in the future if such termination date occurs on or before the first anniversary of the Closing Date, and if such termination date occurs after the second anniversary of the Start Date, the Executive shall have 18 months following her termination date to exercise any options granted hereunder or in the future.  Upon Executive’s death or Disability, Executive (or her estate or beneficiary, as the case may be) shall have 12 months following Executive’s employment termination date to options whether granted hereunder or on the future.

1.6.3    The Executive shall be entitled to participate commensurate with other executives of the Company in such other benefit plan, whether equity plans such as deferred stock units, restricted stock units, pension contribution or otherwise as the Board may approve and declare from time to time and where appropriate acceleration shall be granted to the Executive in accordance with the acceleration terms set out in this Section.

1.6.4    Notwithstanding the foregoing, in the event of a Change in Control, all of the unvested Option shares shall vest on an accelerated basis concurrently with the consummation of such Change in Control.  “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i)            a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii)           a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or

(iii)          the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a stock purchase transaction or a tender or exchange offer made directly to the Company’s stockholders (except that the sale by the Company of shares of its capital stock to investors in bona fide capital raising transactions shall not be deemed to be a Change in Control for this purpose).

In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

2.             PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS.

This Agreement, and Executive’s employment hereunder, is contingent upon Executive’s execution of the Company’s Proprietary Information and Inventions Agreement, attached hereto as Exhibit A and incorporated herein by this reference, before Executive begins working for the Company.  The Proprietary Information and Inventions Agreement survives the termination of this Agreement and/or the Executive’s employment with the Company.

3.             REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by her execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect her ability to perform her obligations under this Agreement or the business reputation of the Company.  Executive agrees that she will not enter into, any agreement either written or oral in conflict herewith.

4.             MISCELLANEOUS

4.1           Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses:

If to the Executive, to:

Lori Jones

1034 La Tierra

San Antonio, TX 78258

Email: loriaj@satx.rr.com

If to the Company, to:

MDI, Inc.

835 Proton Rd.

San Antonio, TX 78258

Attn: Chief Executive Officer

Fax:

Email:

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 4.1, be deemed given upon delivery, and (ii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 4.1, be deemed given upon receipt.  Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

4.2           Entire Agreement.  This Agreement, and the attached Exhibit A, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect thereto.

4.3           Survival.   The respective rights and obligations of the parties that require performance following expiration or termination of this Agreement, including but not limited to Sections 4.1, and 4.4 through 4.11, shall survive the expiration or termination of this Agreement and/or the Executive’s employment with the Company.

4.4           Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.5           Amendment.  This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.6           Recovery of Attorney’s Fees.  In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

4.7           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

4.8           No Assignment; Binding Effect.  This Agreement shall inure to the benefit of any successors or assigns of the Company.  Executive shall not be entitled to assign her obligations under this Agreement.

4.9           Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.10         Severability.  The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

4.11         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND

CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

4.12         Jurisdiction.  With respect to any suit, action, or other proceeding arising from (or relating to) this Agreement, the Company and Executive hereby irrevocably agree to the exclusive personal jurisdiction and venue of the United States District Court for the Western District of Texas (and any Texas State Court within Travis County, Texas).

4.13         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first written above.

“COMPANY”

MDI, INC.

By:	/s/ John Linton

Name:	John Linton

Title:	President

“EXECUTIVE”

LORI JONES

/s/ Lori Jones
Executive’s Signature

EXHIBIT A:          Proprietary Information and Inventions Agreement

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]